EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of
  Security holders.
------------------------------------------------------------

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Phoenix-Oakhurst Strategic Allocation Fund, Inc.

In planning and performing our audit of the financial statements of Phoenix-Oakhurst Strategic Allocation Fund,
Inc. (formerly Phoenix Strategic Allocation Fund, Inc.)
for the year ended December 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Phoenix-Oakhurst Strategic Allocation
Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management and Board of Directors of Phoenix-Oakhurst
Strategic Allocation Fund, Inc. and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
February 11, 2000




EXHIBIT B:
RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Phoenix Strategic
Allocation Fund, Inc. was held on October 27, 1999 to approve the following matters:

1. Fix the number of trustees at twelve and elect such number as detailed below.

2. Ratification of the selection of
PricewaterhouseCoopers LLP as the Fund's independent auditors for the fiscal year ending December 31, 1999.

3. Approval of a change in the name of the Fund to Phoenix-Oakhurst Strategic Allocation Fund, Inc.

On the record date for this meeting, there were 18,100,054 shares outstanding and 58.04% of the shares outstanding and entitled to vote that were present by proxy.

NUMBER OF VOTES
                             For         Withheld
1.Election of Trustees

Robert Chesek              10,052,620    453,539
E. Virgil Conway           10,043,458    462,701
Harry Dalzell-Payne        10,041,805    464,354
Francis E. Jeffries        10,046,960    459,199
Leroy Keith, Jr.           10,056,376    449,783
Philip R. McLoughlin       10,057,551    448,608
Everett L. Morris          10,042,383    463,776
James M. Oates             10,049,385    456,774
Calvin J. Pedersen         10,058,549    447,610
Herbert Roth, Jr.          10,041,740    464,419
Richard E. Segerson        10,055,043    451,116
Lowell P. Weicker, Jr.     10,018,296    487,863



2.PricewaterhouseCoopers LLP
    For          Against       Abstain
  9,960,833      93,669        451,657


3.Approval of  name change
    For          Against       Abstain
  9,492,300     249,229        764,630